UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: November 1, 2001


                        PREMIER MORTGAGE RESOURCES, INC.
             (Exact name of registrant as specified in its charter)


               NEVADA                     0-27987           88-0343833
      ---------------------------------------------------------------------
      (State or other jurisdiction      (Commission       (IRS Employer
           of Incorporation)             File Number)      Identification
                                                              No.)


      280 WINDSOR HIGHWAY, NEW WINDSOR, NEW YORK        29809
      ----------------------------------------------------------------------
      (Address of principal executive offices         (Zip Code)


      Registrant's Telephone Number, including area code: (845) 561-7770
                                                           --------------

(Former name, former address and former fiscal year, if changed since last report.)

ITEM 5.  OTHER EVENTS.   NEW BOARD OF DIRECTORS APPOINTED BY SHAREHOLDERS

On October 24, 2001, holders of the majority of the issued and outstanding Common Stock of the Company signed a consent to action in lieu of a formal meeting as permitted by NRS 78.320 subsections 2 and 3. The purpose of that action was to appoint a new Board of Directors. Being that the current directors, Messrs. Wilen and Cilento, had fully served their elected terms and were only continuing to serve until their successors were duly elected and qualified as provided by law, such action did not constitute removal.

With sufficient votes to elect directors as provided by statute, the following five (5) persons were elected, effective immediately upon the execution of the Consent. As the directors of this corporation, they are to serve for a term of one year and until their successors are duly elected and qualified.

1. WILLIAM BETTER: "Bill" Better is an attorney, having been admitted to practice law in New York in 1982. His practice is primarily engaged in real estate and real estate related matters. From 1992 through 1999, Bill served as Chairman of the Columbia County Commerce Park committee and was responsible for the development of a 500 acres municipally sponsored industrial park that received numerous awards. Also from 1992 -1999, he served as Columbia County Attorney. From 1985 through 1996, Bill was Town Attorney for the Town of Kinderhook. He was a founder, and a former director of the Columbia Economic Development Corporation, which is a public/private development corporation. He is the VP and General Counsel of Summit Development Group, Ltd, a real estate development concern. He holds a B.A. degree from the Saint Rose and a J.D. degree from Western New England College School of Law.

2. JOSEPH CILENTO: "Joe" is President, Chief Executive Officer, Chief Financial Officer and a Director of Premier Mortgage Resources, Inc.; President, Chief Executive Officer and Director of United National, Inc.; and President, Chief Executive Officer and Director of United National Mortgage, Inc. He has served in these capacities since November of 1999. Mr. Cilento is a Certified Public Accountant, receiving a B.B.A. degree from Baruch College in 1975, and his C.P.A. Certification in 1978. He is licensed as a C.P.A. in the state of New York. Mr. Cilento was awarded the Certified Mortgage Banker designation by The Mortgage Bankers Association in 1996. Mr. Cilento was an officer of Emigrant Mortgage Corporation from 1997 to July of 1999. From 1987 to 1997, he was President of his mortgage banking company, Home Funding, which he sold. Mr. Cilento was Vice President of Finance for Merrill Lynch Realty from 1984 to 1987.

Mr. Cilento is responsible for overseeing all sales and marketing operations, secondary markets and finance areas of the company.

3. STAN CIPKOWSKI: "Stan" is President and a director of American Bio Medica, NASDAQ company trading under the symbol BMC, since 1986. He was a founder of the predecessor corporation, American Micro Media, which was acquired by the Company and reorganized as American Bio Medica Corporation in 1992. Stan is inventor of the RAPID DRUG SCREEN. In addition, from 1983 to 1987, Mr. Cipkowski was a general partner of Florida Micro Media, a Fort Lauderdale-based marketer of educational software and was a principal shareholder and Chief Financial Officer of Southeast Communications Group, Inc., a publisher of direct response media. In 1982, he was a consultant to Dialogue Systems, Inc., a New York-based developer of training and communications materials, where he served as Vice-President of Sales and Marketing. From 1977 to 1982, Mr. Cipkowski was employed by Prentice-Hall Publishing Company, reaching the position of National Sales Manager. Prior to 1977 he was employed as an accountant for the New Seabury Corporation and as Mid-West Area Manager for the Howard Johnson Company. Mr. Cipkowski attended Mater Christi Seminary and St. Louis University from 1965 to 1969.

4. THOMAS MCKIERNAN: "Tom" is the founder and CEO of Hardstone Capital, LLC, an investment banking firm. Prior to founding Hardstone Capital, Tom was a managing director at Benger, Bryan & Company, a Baltimore based investment band focused on Meger and Acquisition advisory services and venture capital raising activities. He previously was managing director of corporate finance at Spencer Trask Securities, an investment banking firm in New York, where he specialized in private equity placements for early stage companies, and prior to that, he was with Alex Brown & Sons performing similar functions. Tom was President and

CEO of Index Holdings (Bermuda) Ltd., a predecessor to many of today's Electronic Communications Networks (ECN's). Earlier in his career, Tom spent many years on Wall Street running a commodity trading desk.


Tom served on the Board of Directors of the Internet Service Provider Digex, Inc., prior to company's OPO. He was a member of the New York State Governor's Task Force for New Media and the Internet in 1998-99. Mr. McKiernan has a B.A. degree from Marist College and has served as a member of the school's Board of Trustees since 1981.

5. RICHARD ROZZI: "Rich" is a private investor in many micro-cap public companies. He has over 25 years of experience in investment banking, both an independent, as well as with investment banking firms.



At the subsequent Board meeting held on October 24, 2001, officers were appointed as follows:

o    William Better was appointed to the office of Vice President;

o    Thomas McKiernan was appointed to the office of Secretary; and

o Joseph Cilento was appointed to Treasurer in addition to his roles as President, CEO and CFO of the Company.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    PREMIER MORTGAGE RESOURCES, INC.



                                    /s/ Joseph Cilento
                                    -----------------------
                                    By:   Joseph Cilento, President

Date:   11/1/01